UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2005

AXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24085	94-3031310
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4281 Technology Drive
Fremont, California 94538
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (510) 683-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On June 30, 2005, AXT, Inc. (the “Company”) announced its new organizational structure, including the appointment of Mr. Minsheng Lin as chief operating officer, effective July 11, 2005.  In connection with this appointment, the Company has entered into an offer of employment (the “Lin Offer Letter”) with Mr. Lin dated June 8, 2005, effective as of his commencement of employment with the Company.  Pursuant to the Lin Offer Letter, Mr. Lin shall be employed as chief operating officer of the Company at a salary of $198,000 per annum and a housing allowance.  Mr. Lin shall be granted options to purchase 100,000 shares of common stock of the Company (the “Options”).  The Options shall vest over four years at the rate of 25% on the one year anniversary of the date of grant, and thereafter in equal monthly installments at the rate of 1/48th per month over the remaining 36 months.

If Mr. Lin’s employment with the Company is terminated without cause, or if Mr. Lin terminates his employment as a result of a defined constructive termination, he shall be eligible to receive continuing payment of his last base salary and COBRA benefits for one year after such termination.  If, after a change in the Company’s control, Mr. Lin’s employment is terminated without cause or as a result of a defined constructive termination within twelve months after such change in control, the balance of any unvested portion of his Options shall become immediately vested in full.

The Company has also entered into an indemnification agreement with Mr. Lin in form and substance substantially as previously filed by the Company as an exhibit to its annual report on Form 10-K filed with the Securities and Exchange Commission.

A copy of the Lin Offer Letter is attached hereto as Exhibit 99.1.

On June 28, 2005, the Company has entered into an employment agreement (the “Cheung Agreement”) with Mr. Wilson W. Cheung, Vice President and Chief Financial Officer.  Pursuant to the Cheung Agreement, Mr. Cheung shall be employed as Vice President and Chief Financial Officer of the Company at a salary of $194,000 per annum.  Mr. Cheung’s existing option grants remain unchanged.

If Mr. Cheung’s employment with the Company is terminated without cause, or if Mr. Cheung terminates his employment as a result of a defined constructive termination, he shall be eligible to receive continuing payment of his last base salary and COBRA benefits for one year after such termination.  If, after a change in the Company’s control, Mr. Cheung’s employment is terminated without cause or as a result of a defined constructive termination within twelve months following such change in control, the balance of any unvested portion of his Options shall become immediately vested in full.

A copy of the Cheung Agreement is attached hereto as Exhibit 99.2.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c)           Appointment of New Principal Officer

On June 30, 2005, the Company announced that it has appointed Mr. Minsheng Lin as chief operating officer, effective July 11, 2005.  Lin will oversee all of the Company’s day to day operations, including the facilities in both Fremont, California and Beijing, China.  Lin brings to AXT more than 30 years of experience in the electronics and semiconductor industries, with emphasis in international operations and quality functions.

Prior to AXT, from 1998 to 2005, Mr. Lin was at Helitek Company Ltd., a leading global silicon producer, where he held executive level positions in operations and sales and marketing, most recently as Vice President, Sales and Marketing.  From 1994 to 1998, Mr. Lin was director of facilities and quality assurance at MEMC Electronic Materials, Inc.  Lin received his undergraduate and masters degrees in electronics engineering from the University of Tokyo.

The material terms of the employment agreement between the Company and Mr. Lin are described under Item 1.01 above and incorporated by reference herein.

In connection with the reorganization referenced in Item 1.01 above, Morris S. Young, Ph.D., formerly CEO of the company’s China operations, will assume the role of chief technology officer and be responsible for research and development and, and focus on the enhancement of AXT’s product technology.  Young, a founder of AXT, pioneered the commercialization of AXT’s vertical gradient freeze (VGF) technology, the technology that has since become the industry standard.  Young is also a member of the company’s Board of Directors.  Davis Zhang, formerly president of AXT’s China operations, will become president of AXT’s Joint Venture Operations.  Zhang, also a founder of AXT, will be responsible for the development of AXT’s emerging joint venture operations.  Currently, AXT has joint ventures in 99.99% pure gallium (4N Ga), high purity gallium, arsenic, germanium, germanium dioxide, paralytic boron nitride (pBN) crucibles, and boron oxide. AXT’s ownership interest in these entities ranges from 25 percent to 88 percent.

A copy of the press release dated June 30, 2005 announcing this action is attached hereto as Exhibit 99.3.

Item 9.01 Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit No.	Description

99.1	Offer Letter from the Company to Mr. Minsheng Lin.
99.2	Employment agreement from the Company to Mr. Wilson W. Cheung.
99.3	Press release dated June 30, 2005 announcing new organizational structure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXT, INC.

Date: June 30, 2005	By:	/s/ WILSON W. CHEUNG
Wilson W. Cheung
Chief Financial Officer